                    [Letterhead of American NET Claims Inc.]

March 26, 1997

Mr. Terry A. Lee
Executive Vice President
American NET Claims Inc.
12801 N. Central Expwy., Suite 1515
Dallas, Texas 75243

Subject:  Employment Agreement of Sept. 17, 1996, Amendment.

Dear Terry:

      This letter will amend the subject agreement in paragraphs III 3.; III 5.; III 8.A.; III 8.b.

      The Company has granted you 50,000 shares of Common Stock. These shares are subject to:

      a) All other terms of the subject agreement except as noted above,
      b) Being granted prior to the current Private Equity Placement,
      c) Any dilution that occurs.

      These shares are granted in lieu of any and all "equity compensation" in the referenced paragraphs for the period beginning September 17, 1996 and ending December 31, 1997.

      Thank you for your contribution. I sincerely wish you continued success with American NET Claims.

THE COMPANY:                              THE EMPLOYEE:
------------                              -------------
American NET Claims Inc.
Bo W. Lycke, President/Chairman           Terry A. Lee, Executive Vice President


/s/ Bo W. Lycke                           /s/ Terry A. Lee
-----------------------------------       -----------------------------------

                              EMPLOYMENT AGREEMENT

            This Agreement is made on 9/17/1996, between American NET Claims, Inc., ("the Company") and Terry A. Lee ("the Employee").

I.    TERM:

            1. Company hereby employs the Employee to render full time services to the Company at the direction of its officers for a period of twenty-four (24) months, commencing on even date with this Agreement and ending twenty-four (24) months from today. Unless otherwise terminated in accordance with the other provisions of this Agreement, this Agreement shall automatically renew annually after the initial twenty-four
                  (24) month term, unless a thirty (30) day advance written notice to the contrary is served by either party. Such notice shall be delivered at least thirty days in advance of the anniversary date of this Agreement.

II.   DUTIES:

            1. The Employee hereby accepts employment by the Company for the term and upon the conditions set forth in this Agreement, and shall during the term of this Agreement:

                  a. Perform his duties to the best of his ability, and in an efficient, faithful and businesslike manner, and carry out the policies and directives of the Company.

                  b. Devote his full time and attention to the performance of such duties, and to the exclusion of any other active business involvement unless approved, in advance and in writing, by the President of the Company or any other authorized officer of the Company.

                  c. Not become involved in any matters which may adversely affect or reflect upon the Company.

                  d. Not become engaged, either directly or indirectly, in any manner whatsoever or in any capacity, whether as principal, agent, partner, officer, director, employee, advisor, consultant, or otherwise, in any business or activity in competition with the business of the Company, or which may adversely effect the Company.

                  e. Refrain from disclosing to anyone outside the Company, except as required in the normal course of business, Company Proprietary Information which includes, but is not limited to, the following:


EMPLOYMENT AGREEMENT                                                    PAGE - 1
                        customer lists, trade secrets, vendor lists, Company financial statements and information, market plans, product drawings, products designs, product specifications, processes, techniques, inventions, research projects, Company strategies and other information concerning the Company obtained while in the employ of the Company not generally known to the public or to persons involved in the same business as the Company.

III.  BASE COMPENSATION AND BONUSES:

            1. The Employee shall receive an annual salary of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00) payable in accordance with the customary payroll practices of the Company.

            2. Notwithstanding the foregoing, in the event that the Employee is terminated without cause or under numbered paragraph VIII(1)(h), hereof, the Employee shall receive FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) in consideration of the termination of the Employee.

            3. If the financial plan of the Company, approved by the Board of Directors (as submitted to the Company's Bridge Financier, BlueStone Capital, in August 1996, hereinafter referred to as the Financial Plan") are achieved, then the Employee will receive an annual bonus of $60,000, for a bonus period prorated to the earlier to occur of December 31, 1997, or one
                  (1) week prior to any public offering of equity.

            4. If the Financial Plan is changed by the Board of Directors, and the change reduces the forecasted cash/liquidity, the Employee's bonus remains unchanged. If action or lack thereof by Employee, in the sole discretion of the board of directors of the Company, results in a liquidity of less than 90 percent of the cash/liquidity figure in the Financial Plan, the Employee shall not be entitled to a bonus.

            5. In addition to the cash bonus, the Employee is entitled to "equity compensation" in the form of newly issued capital stock of the Company, if the Company remains private. In the alternative and in lieu of and not in addition to the "equity compensation" in the form of newly issued capital stock of the Company if the Company remains private, in the event that the Company goes "public" the Employee is entitled to "equity compensation" in the form stock, options and/or warrants (the form being at the sole option of the board of directors of the Company), if and when the Company goes public. The price of any options granted shall be the market price of the Company's capital stock at the time of the granting of the options. The options must be accepted by the Employee, if at all, within sixty (60) days of


EMPLOYMENT AGREEMENT                                                    PAGE - 2
                  their grant and must be exercised, if at all, within one hundred twenty (120) days of their grant by the Employee tendering all cash within such time period.

            6. In either event of the Company remaining private or going public, the bonuses, whether the bonus is in the form of a cash bonus or equity compensation, are contingent upon the Employee achieving the targets stated in the Financial Plan and approved by the Board of Directors of the Company.

            7. Notwithstanding anything in this Agreement to the contrary, any capital stock, options and warrants to be issued may come with restrictions that are common for Companies making an initial public offering.

            8. The bonus in the form of "equity compensation" shall be calculated, delivered and subject to the following:

                  a.    If the Company goes public:

                        The value of the stock, options and/or warrants to be conveyed to the Employee if the Company goes public shall be two times (2x) the annual total cash compensation of the Employee plus the cash bonus to be paid to the Employee during the year of this Agreement in which the Company goes public. By way of example and for illustration purposes only:

                        o The Employee has a base compensation per year of $125,000 and is entitled to a performance bonus of $50,000. Therefore, the total annual cash compensation would then be equal $175,000.00.

                        o Given the above assumptions in the example, the Employee would be entitled to receive a bonus in the form of "equity compensation" valued at 2.0 x $175,000 equaling $350,000.

                        o The $350,000 worth of "equity compensation" would then be converted into common capital stock of the Company as the common capital stock of the Company was trading on the "valuation date".

                        o The "valuation date" for the purposes of calculating the bonus in the form of "equity compensation" until December 31, 1997, shall be the earlier to occur of December 31, 1997, or one
                              (1) week prior to any public offering of equity. For all years subsequent to 1997, the valuation date shall be the last day of the calendar year of each year for which a bonus in the


EMPLOYMENT AGREEMENT                                                    PAGE - 3
                              form of "equity compensation" shall be due.
                              Notwithstanding the foregoing, in the event the public offering of equity occurs during 1997, the Employee shall be entitled to be eligible to receive two (2) bonuses (one for the portion of the year the Company was privately held and one for the portion of the year that the Company was publicly held on a pro-rated basis). For example, if the public offering of equity occurs on June 15, 1997, the Employee shall be eligible to earn a bonus in the form of "equity compensation" for the time period the Company was private through and including June 7, 1997. The Employee shall also, be eligible to earn a bonus in the form of "equity compensation" for the time period when the Company was public from and after June 8, 1997, to December 31, 1997.

                        o The bonus in the form of "equity compensation" due if the Company goes public, shall be delivered to the Employee within 120 days after the end of any period for which it relates.

                  b.    If the Company remains private:

                        The stock, options and/or warrants, if any, to be conveyed to the Employee if the Company remains private shall be equal to and paid as follows:

                        o Five percent (5%) of the then existing common capital stock of the Company for the first year of this Agreement.

                        o The stock, options and/or warrants, if any, to be conveyed to the Employee if the Company remains private shall be equal to an additional four percent (4%) of the then existing common capital stock of the Company for the second year of this Agreement.

                        o If the Company remains private, the bonus in the form of "equity compensation", is due upon the release of the Company's accounting records for that year, by the Company's CPA, for the calendar year ending December 31, 1997.

            9. Notwithstanding anything in this Agreement to the contrary, all compensation to the Employee shall cease upon the Employee's no longer being employed by the Company, unless otherwise agreed to, in writing, or except as provided


EMPLOYMENT AGREEMENT                                                    PAGE - 4
                  for in Article III(2) above or with respect to accrued annual salary as provided for in Article III(1) above. Further, If the Employee is not employed by the Company for any reason set forth in Article VIII(1)(c) or (d) of this Agreement, the Employee shall receive his cash bonus, if any, and "equity compensation", if any, prorated to the last day of his employment with the Company.

            10. Notwithstanding anything in this Agreement to the contrary, except for the last sentence in the immediately preceding paragraph, the Employee shall be deemed to have no vested rights or accrued rights in any bonus provided for hereunder, whether in the form of cash or in the form of "equity compensation", unless the Employee shall have been employed by the Company on the last day of the period for which the bonus in the form of cash or in the form of "equity compensation" relates.

IV.   COMPETITION:

            1. In the event the Employee resigns from the Company or his employment is terminated for any reason set forth in Subparagraph a. through g. of numbered Paragraph VIII(1) hereof, the Employee agrees that for a period of twelve (12) months after the Employee's date of departure from the Company he will not, in any manner whatsoever or in any capacity, whether as principal, agent, partner, officer, director, employee, advisor, consultant or otherwise, be employed by a business that is competitive with the Company, or sell products or services that meet the same specifications or are substantially similar, to the same markets as the products sold by the Company, or to the same customers, then existing, of the Company. To be deemed to be a "same customer, then existing, of the Company", the customer in question must have done business with the Company sometime within the one (1) year prior to the Employee's date of departure from the Company.

            2. In the event the Employee's employment is terminated for the reason contained in Subparagraph h. of numbered Paragraph VIII(1) hereof, the Employee agrees that for a period of six
                  (6) months after the Employee's date of departure from the Company be will not, in any manner whatsoever or in any capacity, whether as principal, agent, partner, officer, director, employee, advisor, consultant or otherwise, be employed by a business that is competitive with the Company, or sell products or services that meet the same specifications or are substantially similar, to the same markets as the products sold by the Company, or to the same customers, then existing, of the Company.


EMPLOYMENT AGREEMENT                                                    PAGE - 5

            3. Regardless of the reason for the employee's termination of employment, the Employee agrees that for the period when competition is restricted, the Employee agrees not to:

                  a. Employ, or in any manner interfere with the employment of any of the then existing employees, agents or representatives of the Company.

                  b. Either directly or indirectly, induce, solicit, or influence, or attempt to induce, solicit, or influence, any client or customer of the Company to terminate or materially change its relationship with the Company.

                  c. Either directly or indirectly, request or advise any present or future merchandise resource, supply resource, or service resource of the Company to withdraw, curtail, or cancel the furnishing or sales of merchandise, supplies, or services to the Company.

                  d. Either directly or indirectly, induce, solicit, or influence, or attempt to induce, solicit, or influence, any employee, representative or agent of the Company (including sales persons or sales representatives whether or not they are independent contractors) to terminate their employment or to terminate their relationship with the Company.

            4. In the event a court holds that any of the above restrictions are invalid or unenforceable, the parties hereby request that the intent of such provisions be carried out by judicial modification to make such restrictions reasonable and within the law. The parties hereby request the trier(s) of fact in any proceeding in which they are involved, to amend or delete provisions of this Agreement in accordance with the spirit and underlying intent of this Agreement as is deemed necessary by such trier(s) of fact in order to make this Agreement comply with law. Any such deletion or amendment shall apply only where the Court rendering the same has jurisdiction. Further, the employee hereby specifically acknowledges and agrees that the time period restricting competition as provided for in this Agreement shall be tolled during the time period of any breach of this Agreement by the Employee.

            5. CONSIDERATION FOR COVENANT NOT TO COMPETE AGREEMENT: The Employee hereby acknowledges and agrees that but for the Employee's agreements concerning not competing with the Company as contained in numbered paragraph 4 of this Agreement, the Company never would have hired the Employee. Therefore, the Employee hereby acknowledges and agrees that there is separate and distinct, good and valuable consideration given with respect to such agreement not to compete with the Company. Further, as additional consideration for the agreements of the Employee concerning not competing with the Company, the Employee


EMPLOYMENT AGREEMENT                                                    PAGE - 6
                  acknowledges and agrees that five per cent (5%) of the Employee's salary (or hourly wage as the case may be) is paid to the Employee as further consideration for such agreements of the Employee concerning not competing with the Company.

V.    COMPANY PROPRIETARY INFORMATION:

            1. Company Proprietary Information includes, but is not limited to, the following: information relating to any formula, pattern, device or compilation of information techniques, pricing, forms, procedures, processes, mailing lists, sales methods, models, drawings, memoranda and other material or records of proprietary nature, technical data, records and policy matters relating to research, finance, accounting, sales, promotion, schematics, personnel, management and operations, customer list, price lists, customer service requirements, costs to providing services, names of suppliers and customers, arrangements entered into with suppliers and customers, including, but not limited to, marketing strategies, and trade secrets of the Company and in general, any process or device for continuous use in the operation of the business of the Company obtained while in the employ of the Company not generally known to the public or to persons involved in the same business as the Company. The Employee agrees that in the performance of his duties he has received and will continue to receive both written and oral Company Proprietary Information.

            2. The Employee agrees that the use of Company Proprietary Information is strictly limited to that which is necessary in the Company's business and within the scope of his employment. Except as required in the conduct of the Company's business and within the scope of his employment, the Employee agrees to maintain secret all Company Proprietary information and agrees not to disclose such Company Proprietary information to any other person, firm or corporation either during or after his employment with the Company. The Employee further agrees not to use any Company Proprietary Information for his own benefit or the benefit of any other person, firm or corporation, in any manner whatsoever or in any capacity, whether as principal, agent, partner, officer, director, employee, advisor, consultant or otherwise, either during or after his employment with the Company.

            3. The Employee agrees that all Company Proprietary information in his possession from time to time (original and all copies thereof) shall be and remain the Company's sole property, and agrees to use all reasonable precautions to insure that such Company Proprietary information shall be properly protected and kept from unauthorized persons.


EMPLOYMENT AGREEMENT                                                    PAGE - 7

            4. The Employee agrees that in the event of termination of his employment for any reason, or upon request, he shall deliver promptly to the Company all Company Proprietary Information.

VI.   EMPLOYEE BENEFITS:

            1. The Employee shall be entitled to participate in any health insurance, life insurance, or any other benefit programs established by the Company for its employees. Any bonuses provided for herein or which may otherwise be given from time to time, at the sole discretion of the Company, shall be calculated by "certified public accountants" of the Company. All bonus payments are in addition to compensation agreed to and are not subject to question or dispute as long as the "certified public accountants" of the Company calculate them in accordance with this Agreement.

VII.  ASSIGNMENT:

            1. This Agreement is personal in nature, and the Employee shall not assign or transfer any of his obligations under this Agreement. The Company shall not assign the or transfer any of the obligations of the Company under this Agreement. Any attempt to assign the obligations under the terms and conditions of this Agreement shall be null and void and shall constitute a material breach of this Agreement.

VIII. GROUNDS FOR TERMINATION OF EMPLOYMENT:

            1.    The following shall be deemed grounds for termination of the
                  Employee:

                  a. Because of theft, misappropriation or embezzlement of Company property, property of any officer, shareholder, director or employee, or property of any customer of the Company or supplier of the Company.

                  b. Because of dishonesty in the performance of his duties for the Company or fraud against the Company, which fraud shall consist of making false representations known to be false (or concealing material facts) with the intent to deceive the Company, or its officers, directors or shareholders, for the purpose of obtaining for himself something of value to which he is not entitled under this Agreement, and which has the effect of damaging the Company, either financially, legally or in its relations with its suppliers or customers.

                  c. If he has become so disabled, either physically or mentally, as to preclude him from performing his job hereunder, where any or all such


EMPLOYMENT AGREEMENT                                                    PAGE - 8
                        periods of disablement total in excess of eight (8) weeks during any one twelve (12) month period. The Company reserves the right to verify the disability of the Employee if any such disability exceeds five (5) working days. Such verification shall be performed in a timely manner consistent with the nature of the disability by a licensed medical doctor of the Company's choosing and at the Company's expense. In addition, the Company shall pay any other reasonable and customary expense the Employee may incur which are required to accomplish such verification. The Employee's employment may be terminated if he fails to consent to and cooperate fully with such verification of disability. In addition, the Employee's employment may be terminated if the Employee's disability is not confirmed by such verification. Notwithstanding the foregoing, the Company shall always comply with any local, state or federal law, rule or regulation regarding employment of the disabled.

                  d. Conviction of a crime punishable as a felony, or imprisonment for any crime whether felony or misdemeanor, for a period of time in excess of five (5) days.

                  e. Failure to comply with any of the terms and conditions of this Agreement.

                  f. Direct insubordination or the failure to comply with any reasonable directive or order of a superior.

                  g. In the conduct of the business of the Company, violation of any state or federal law regarding discrimination against individuals by reason of their age, race, sex or religion, or the sexual harassment of any individual.

                  h. Any other reason which in the sole reasonable judgement of the Company is in the best interests of the Company.

            2. Notwithstanding anything in this Agreement to the contrary, no notice written shall be required to terminate the employment of the Employee under Subparagraph a. through g. of numbered Paragraph VIII(1) hereof and oral notice shall suffice.

IX.   MISCELLANEOUS:

            1. SEVERABILITY: Should any provision hereof be deemed illegal or unenforceable, the other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.


EMPLOYMENT AGREEMENT                                                    PAGE - 9

            2. NOTICE: Any notice required or permitted to be given under this Agreement shall be in writing, shall be effective five
                  (5) days after mailing and shall be sent by Certified Mail, return receipt requested, to the last known address of the party to whom such notice is addressed.

            3. CHOICE OF LAW: It is the intention of the parties that the laws of the State of Texas shall govern this Agreement.

            4. PARAGRAPH HEADINGS: Paragraph and other headings contained in this Agreement are for reference purposes only, and shall not affect, in any way, the meaning or interpretation of this Agreement.

            5. PARTIES IN INTEREST: This Agreement shall inure to the benefit of and be binding upon the respective heirs, successors and assigns (where permitted) of the parties hereto.

            6. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements or understandings relating to the subject matter hereof between the parties other than those set forth herein or herein provided for. This Agreement cannot be changed, modified, or amended except in writing signed by the parties thereto.

            7. NEGOTIATION OF THE AGREEMENT: This Agreement was fully reviewed and negotiated on behalf of each party by legal counsel representing their interests and shall not be construed against the interests of either party as the drafter of this Agreement.

            8. SETTLEMENT OF DISPUTES: The following agreements are made with respect to the settlement of disputes arising under the terms and conditions of this Agreement:

                  a. If a dispute arises out of or relates to this Agreement, including to mean any of its Exhibits, or the breach or default of this Agreement, the parties shall first, in good faith, attempt to negotiate a settlement of that dispute, breach or default.

                  b. If the dispute, breach or default cannot be settled through negotiation, the parties agree and shall proceed to binding arbitration through the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  c. Any provisional remedy (including injuctive relief) which a party to this Agreement may want to elect, shall be available notwithstanding


EMPLOYMENT AGREEMENT                                                   PAGE - 10
                        the provisions relating to arbitration of disputes. Any party may seek such provisional remedy from the appropriate court of law pending arbitration, and such proceeding in which the provisional remedy was sought will then be stayed pending the final award of the arbitration.

                  d. The expenses of arbitration conducted pursuant to this paragraph shall be born by the parties in such proportions as the arbitrator(s) shall decide.

            IN WITNESS WHEREOF, the parties have executed this Agreement on 9/17/1996.

THE COMPANY:

American NET Claims, Inc.


BY: /s/ Bo W. Lycke
   -----------------------------------

Title: Pres.
      --------------------------------


THE EMPLOYEE:


/s/ Terry A. Lee
--------------------------------------
Terry A. Lee


EMPLOYMENT AGREEMENT                                                   PAGE - 11